SHAREHOLDER SERVICING PLAN IMPLEMENTATION AGREEMENT

CLASS T SHARES

Ladies and Gentlemen:

We wish to enter into this Shareholder Servicing Plan Implementation Agreement (“Agreement”) with you concerning the provision of services as set forth herein. The terms and conditions of this Agreement are as follows:

1. Provision of Services

(a) You will from time to time enter into agreements with banks, broker/dealers and other financial institutions (collectively “Intermediaries”) pursuant to which the Intermediaries will agree to provide one or more administrative support services included on Exhibit I (“Administrative Support Services”) and shareholder liaison services to their clients (“Customers”) who may from time to time beneficially own Class T shares of one or more of the portfolios (collectively, the “Funds”) of Columbia Funds Series Trust I (the “Trust”) that has a Board approved shareholder servicing plan (the “Plan”). The Class T shares of the Funds are collectively referred to herein as “Class T Shares.”

(b) You will pay to the Intermediaries, out of the Servicing Fee (as defined below), such amounts as may be agreed between you and the Intermediaries in return for the provision by the Intermediaries of Administrative Support Services and shareholder liaison services as described in Section l(a).

(c) For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any other capacity, except as expressly provided herein.

2. Compensation

(a) In consideration of the services provided by you hereunder, we will pay to you a fee as set forth in Schedule I (the “Servicing Fee”). The Servicing Fee may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you.

(b) All expenses incurred by a Fund with respect to Class T Shares of such Fund in connection with services provided by Intermediaries pursuant to an agreement with you and the implementation of the Plan shall be borne entirely by the holders of the Class T Shares of the Fund. Each such agreement shall provide for a fee waiver by the Intermediary to the extent that the net investment income of Class T Shares of a particular Fund earned in the applicable period is less than the fee due from such series for such period.

3. Reports

You agree to furnish us with such information as we may reasonably request, and will otherwise cooperate with us and our designees (including, without limitation, any auditors or legal counsel designated by us) in connection with the preparation of reports to our Board of Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law. You agree to provide us with such certifications, reports and other information as we may reasonably request from time to time to assist us in complying with, and monitoring for compliance with, such laws, rules and regulations.

4. Term

(a) This Agreement shall become effective as of the closing of the sale of the long-term asset management business of Columbia Management Group, LLC, including that portion of Columbia Management Advisors, LLC’s business that relates to the management of the Trust and each of its series, to Ameriprise Financial, Inc. (the “Closing”) and, unless sooner terminated as provided herein, shall continue in effect from year to year with respect to a Fund, provided such continuance is specifically approved at least annually by (i) our Board of Trustees, or (ii) a vote of a majority (as defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the outstanding voting securities of the Fund, provided that in either event the continuance is also approved by the majority of our Trustees who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b) This Agreement is terminable with respect to a Fund, without penalty, on not less than sixty (60) days’ written notice, by the Board of Trustees, by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of such Fund, or by you. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act). Upon termination, the obligations of the parties under this Agreement shall cease except for unfulfilled obligations and liabilities arising prior to termination.

5. Communications

You will send any notice to us by first class mail, postage prepaid at: One Financial Center, Boston, Massachusetts, 02111, fax number 617-345-0919, Attention: Secretary. We will send any notice to you by first class mail, postage prepaid, or by confirmed telefacsimile to you at: c/o Columbia Management Investment Distributors, Inc. (formerly known as RiverSource Fund Distributors, Inc.), One Financial Center, Boston, MA 02111, fax number 617-737-0641, Attn: President, or such other address or telefacsimile number as we may reasonably believe appropriate. A party that changes its address or telefacsimile number shall promptly notify the other party.

6. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to conflict of laws principles. This Agreement may not be assigned by either party.

7. Actions by the Trust and its Trustees

A reference to the Trust and the Trustees of each Fund refer respectively to the Trust created by the Declaration of Trust and the Trustees as Trustees but not individually or personally. A copy of the document establishing the Trust is filed with the Secretary of the Commonwealth of Massachusetts. All parties hereto acknowledge and agree that any and all liabilities of the Trust arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Trust and that no Trustee, officer or shareholder shall be personally liable for any such liabilities. All persons dealing with the Trust, must look solely to the property belonging to the Trust for the enforcement of any claims against the Trust.

8. Miscellaneous

We may amend this Agreement upon written notice to you. You will be deemed to have accepted such amendment by providing the services contemplated in this Agreement after receipt of such notice. You and we also may amend this Agreement by means of a written amendment signed by both parties.

This Agreement shall cancel and supersede any and all prior servicing agreements or similar agreements or contracts relating to the provision of similar services between you and the Funds.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes and all of which, taken together, shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank.]

If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, at the following address: One Financial Center, Boston, Massachusetts 02111.

Very truly yours,

COLUMBIA FUNDS SERIES TRUST I On behalf of its series,

By:	/S/ JOSEPH F. DIMARIA
Name:	Joseph F. DiMaria
Title:	Chief Accounting Officer

Accepted and Agreed to:

COLUMBIA MANAGEMENT INVESTMENT DISTRIBUTORS, INC.

By:	/S/ WILLIAM F. TRUSCOTT
Name:	William F. Truscott
Title:	Chairman

SCHEDULE I

COMPENSATION

EQUITY FUNDS

Columbia Mid Cap Growth Fund

Columbia Large Cap Growth Fund

Columbia Disciplined Value Fund

Columbia Small Cap Core Fund

Columbia Dividend Income Fund

Columbia Asset Allocation Fund

Columbia Contrarian Core Fund

BOND FUNDS

Columbia Core Bond Fund

Columbia Intermediate Municipal Bond Fund

Columbia Connecticut Intermediate Municipal Bond Fund

Columbia Massachusetts Intermediate Municipal Bond Fund

Columbia New Jersey Intermediate Municipal Bond Fund

Columbia New York Intermediate Municipal Bond Fund

Columbia Rhode Island Intermediate Municipal Bond Fund

FEE RATE

With respect to each Equity Fund above, the fee with respect to Class T Shares shall be an aggregate annual rate of not more than 0.30% of the Fund’s average daily net assets attributable to Class T Shares for shareholder liaison services and Administrative Support Services.

With respect to each Bond Fund above, the fee with respect to Class T Shares shall be an aggregate annual rate of not more than 0.15% of the Fund’s average daily net assets attributable to Class T Shares for shareholder liaison services and Administrative Support Services.

With respect to Columbia Rhode Island Intermediate Municipal Bond Fund, the fee with respect to Class T Shares shall be an aggregate annual rate of not more than 0.00% of the Fund’s average daily net assets attributable to Class T Shares for shareholder liaison services and Administrative Support Services.

EXHIBIT I

ADMINISTRATIVE SUPPORT SERVICES

1.	Aggregating and processing purchase and redemption orders

2.	Providing beneficial owners with statements showing their positions in the Funds

3.	Processing dividend payments

4.	Providing sub-accounting services for Fund shares held beneficially

5.	Forwarding shareholder communications, such as proxies, shareholder reports, dividend and tax notices, and updating prospectuses to beneficial owners

6.	Receiving, tabulating and transmitting proxies executed by the beneficial owners.

7.	Sub-transfer agent services for beneficial owners of the fund shares

8.	Other similar services